Exhibit 10.16

November 5, 2020

Christian Zapf

Dear Christian,

On behalf of Abpro (the “Company”), I am pleased to offer you the position of SVP-Corporate Development/General Counsel, reporting to Ian Chan. Details of our offer are as follows:

1.

Effective Date: Your full-time position with the Company shall start on November 18, 2020 (the “Commencement Date”). You will initially work remotely but it is expected that you will begin working onsite at Abpro’s corporate headquarters on January 4, 2020. From that date, you will be expected to work onsite at AbPro’s corporate headquarters except that during a transitional period until June 15, 2020 you may work remotely one week out of every three weeks. We will revisit this from time to time to make sure these arrangements are workable for the Company and for you, including from a COVID-19 perspective..

2.

Compensation: Your base salary will be $325,000 per annum and paid biweekly (26 times per year). You are also eligible to participate in the Company’s annual performance-merit and bonus program based upon reaching company/individual milestones of up to 35% of base salary. All payments and other amounts contemplated to be payable by this letter will be reduced by all tax or other amounts required to be withheld under applicable law.

3.

Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs including insurance benefits as well as paid time off and holidays. The Company will reimburse you for up to $10,000 of business travel expenses in 2021.

4.

Stock Options: You are also eligible to participate in the Company’s stock option program. The Company is offering you 180,000 stock options, in consideration for you signing the attached “Employee Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement”, subject to approval by the Board of Directors (or an appropriate Committee appointed by the Board of Directors) and pursuant to a written stock option agreement entered into by and between you and the Company (the “Option Agreement”), which will be provided after Board approval. The Company will present your stock option award to the Board of Directors (or appropriate Committee appointed by the Board of Directors) for approval no later than December 31, 2020.

Our offer is contingent upon (1) satisfactory past employment references; (2) the successful completion of a background check; (3) your execution of a “Employee Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement”, and (4) submission of an I-9 Employment Eligibility Verification Form acceptable to the Company within three (3) days of your date of employment. You must be prepared to offer proof of your employability in the United States in accordance with the requirements listed on the I-9 Form within the first three (3) days of employment.

68 Cummings Park Drive, Woburn, MA. 01801 Tel: 617.225 0808 Web: www.abpro.com

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof. You further represent you will not breach the terms of any other agreement to keep in confidence proprietary information, knowledge or data you may have acquired in confidence or in trust prior to beginning your employment with the Company. You confirm the resume you provided the Company is accurate and does not include any misrepresentations about prior employment or education.

As indicated above, the Company is an at-will employer, which means either you or the Company may terminate the employment relationship at any time with or without reason but subject to 30 days prior written notice (except in case of a termination for cause, in which case the notice period does not apply). This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term. However, if the Company terminates your employment other than for cause at any time prior to November 18, 2021, the Company will pay you a lump sum equal to six months of your base salary within 10 days of your last day of employment.

Please accept our offer of employment by signing the enclosed copy of this letter and agreements and returning all documents to Abpro by end of day November 16, 2020. We look forward to working with you.

Sincerely,

/s/ Ian Chan
Ian Chan CEO and Co-Founder

I hereby accept employment with Abpro on the terms and conditions set forth above.

/s/ Christian Zap	11/14/20
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Christian Zapf
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